UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 27, 2015

Stemline Therapeutics, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-35619 (Commission File Number)	45-0522567 (IRS Employer Identification No.)

750 Lexington Avenue

Eleventh Floor

New York, New York 10022

 (Address of Principal Executive Offices)

(646) 502-2311

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act.

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐            Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act.

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 27, 2015, the Board of Directors (the “Board”) of Stemline Therapeutics, Inc. (the “Company”) appointed Alan S. Forman to the Board. Mr. Forman will serve as a director until his term expires at the 2015 annual meeting of stockholders, at which time he will stand for election by the Company’s stockholders.

Alan S. Forman, 49, is a Director of Investments at the Yale University Investments Office, the team charged with managing the University’s $25 billion dollar endowment fund. Mr. Forman has been a leader at the Investment Office for more than two decades during which time the office has become one of the top performing institutions in the world. While at the institution, he has executed billions of dollars of transactions across numerous investment cycles and industries. Mr. Forman served on the board of directors of Acadia Realty Trust, a public company, where he served as Chairman of the Compensation Committee and was a member of the Nominating and Corporate Governance Committee. He worked closely with the CEO and other board members on a wide range of strategic issues with particular emphasis on corporate strategy, company structure, M&A and fund raising, and was instrumental in the company’s success. Mr. Forman was also on the board of directors of Kimpton Group Holdings, which was ultimately sold to Intercontinental Hotels Group. He served on the Compensation and Nominating and Governance Committees. After having sourced and structured the original investment, he then joined the board, served as a close advisor to the CEO and CFO, and was a key member of the team that orchestrated the company’s successful acquisition. Mr. Forman received his B.A. from Dartmouth College and an M.B.A. from the Stern School of Business at New York University. He is also a Chartered Financial Analyst (CFA).

No family relationships exist between Mr. Forman and any of our other directors or executive officers. There are no arrangements between Mr. Forman and any other person pursuant to which Mr. Forman was nominated as a director, nor are there any transactions to which the Company is or was a participant and in which Mr. Forman has a material interest subject to disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stemline Therapeutics, Inc.
(Registrant)

Date: April 27, 2015

	By:	/s/ Kenneth Hoberman
Kenneth Hoberman
Chief Operating Officer